Exhibit 99

Explanation of Responses:

(1)
This Form 3 is being filed by (i) J.P. Morgan Partners (BHCA), L.P., a limited partnership organized under the laws of Delaware (“JPMP (BHCA)”), (ii) J.P. Morgan Partners Global Investors, L.P., a limited partnership organized under the laws of Delaware (“JPMP Global”), (iii) J.P. Morgan Partners Global Investors A, L.P., a limited partnership organized under the laws of Delaware (“JPMP Global A”), (iv) J.P. Morgan Partners Global Investors (Cayman), L.P., a limited partnership organized under the laws of the Cayman Islands (“JPMP Cayman”), (v) J.P. Morgan Partners Global Investors (Cayman) II, L.P. a limited partnership organized under the laws of the Cayman Islands (“JPMP Cayman II”), (vi) J.P. Morgan Partners Global Investors (Selldown), L.P., a limited partnership organized under the laws of Delaware (“JPMP Selldown”), (vii) J.P. Morgan Partners Global Investors (Selldown) II, L.P., a limited partnership organized under the laws of Delaware (“JPMP Selldown II”), (viii) JPMP Master Fund Manager, L.P., a limited partnership organized under the laws of Delaware (“JPMP Master Fund”), (ix) JPMP Global Investors, L.P., a limited partnership organized under the laws of Delaware (“JPMP Investors”) and (x) JPMP Capital Corp., a corporation organized under the laws of New York (“JPMP Capital Corp.” and collectively with JPMP (BHCA), JPMP Global, JPMP Global A, JPMP Cayman, JPMP Cayman II, JPMP Selldown, JPMP Selldown II, JPMP Master Fund and JPMP Investors, the “Reporting Persons”).

On May 1, 2006, Joseph Neubauer, the Chairman of the Board of Directors and Chief Executive Officer of ARAMARK Corporation, a corporation organized under the laws of Delaware (the “Issuer”), delivered a letter to the Board of Directors of the Issuer in which it was proposed that the Reporting Persons, together with investors that are expected to include Mr. Neubauer and funds managed by GS Capital Partners, Thomas H. Lee Partners and Warburg Pincus LLC (the “Non-JPMP Investors” and collectively with the Reporting Persons the “Investors”), would offer to acquire by merger, for a purchase price of $32.00 in cash per share, all of the outstanding shares of the Issuer’s Class A Common Stock and Class B Common Stock, other than any shares held by any of the Investors and members of the Issuer’s senior management team that are to be invested in the transaction (the “Proposal”). As a result of the Proposal the Investors and certain of their affiliates may be deemed to constitute a “group”, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that beneficially owns more than 10% of the outstanding shares of Issuer's Class A Common Stock and Class B Common Stock of the Issuer.

By reason of the provisions of Rule 16a-1 of the Exchange Act, the Reporting Persons may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by the Non-JPMP Investors. Each of the Reporting Persons disclaims beneficial ownership of all shares of Issuer's Class A Common Stock and Class B Common Stock, including any such shares beneficially owned by the Non-JPMP Investors. This Form 3 shall not be deemed an admission that any Reporting Person is a beneficial owner of any shares of Issuer's Class A Common Stock or Class B Common Stock for purposes of Section 16 of the Exchange Act or for any other purpose or that any Reporting Person has an obligation to file this Form 3.